EXHIBIT 24

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Ronald V. Waters, III, the undersigned, of Chicago, Cook County, State of Illinois, hereby make, constitute, and appoint Kurt A. Tjaden, Julie Abramowski and Steven M. Bradford, my true and lawful attorneys-in-fact for me and in my name, place and stead giving to such persons full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorneys-in-fact any and all SEC Forms 3, 4 or 5 required to be filed in connection with my beneficial ownership of securities of HNI Corporation (the "Corporation").

The rights, powers and authority of said attorneys-in-fact herein granted shall commence and be in full force and effect as of August 4, 2015, and such rights, powers and authority shall remain in full force and effect thereafter for so long as I am a Director of the Corporation and for such time thereafter as may be necessary to file any such reports.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 4th day of August, 2015.

           /s/ Ronald V. Waters, III
                                                                                                                                                                                                                 Ronald V. Waters, III
STATE OF IOWA                                               )
) ss.
COUNTY OF MUSCATINE                               )

On this 4th day of August, 2015, before me, a notary public in and for said state, personally appeared Ronald V. Waters, III, to me personally known who, being duly sworn, acknowledged that he had executed the foregoing instrument for purposes set forth therein.

       /s/ Florence E. Pedersen
                                                                                                                                Notary Public
My Commission Expires:   April 4, 2017